Sterling Reports Record Fourth Quarter and Full Year 2021 Results

Fourth Quarter 2021 Revenue Growth of 35.1%; Organic Constant Currency Revenue Growth of 32.3%

Full Year 2021 Revenue Growth of 41.4%; Organic Constant Currency Revenue Growth of 39.0%

Company Provides Guidance for Full Year 2022

NEW YORK, March 2, 2022 (GLOBENEWSWIRE) – Sterling Check Corp. (NASDAQ: STER) (“Sterling” or “the Company”) a leading global provider of technology-enabled background and identity verification services, today announced financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights

All results compared to prior-year period.

•Revenues increased 35.1% year-over-year to $173.6 million. Organic constant currency revenue growth was 32.3%.

•GAAP net income was $2.7 million, or $0.03 per diluted share, compared to GAAP net loss of ($1.0) million, or ($0.01) per diluted share, in the prior year period.

•Adjusted EBITDA increased 57.9% year-over-year to $44.0 million. Adjusted EBITDA margin increased 370 bps year-over-year to 25.4%.

•Adjusted net income increased 146.9% year-over-year to $22.6 million. Adjusted earnings per share increased 130.0% year-over-year to $0.23 per diluted share.

•Acquired Employment Background Investigations, Inc. (EBI) on November 30, 2021 in a highly complementary deal that will expand Sterling’s presence in key US verticals, including financial services, healthcare, retail, manufacturing, and transportation.

•Providing 2022 guidance ranges for revenue of $740 million to $755 million, Adjusted EBITDA of $205 million to $212 million, and Adjusted Net Income of $112 million to $118 million.

Full Year 2021 Highlights

All results compared to prior-year period.

•Revenues increased 41.4% year-over-year to $641.9 million. Organic constant currency revenue growth was 39.0%.

•GAAP net loss was ($18.5) million, or ($0.21) per diluted share, compared to GAAP net loss of ($52.3) million, or ($0.59) per diluted share, in the prior year.

•Adjusted EBITDA increased 79.5% year-over-year to $179.2 million. Adjusted EBITDA margin increased 590 bps year-over-year to 27.9%.

•Adjusted net income increased 245.9% year-over-year to $92.2 million. Adjusted earnings per share increased 223.3% year-over-year to $0.97 per diluted share.

•Initial public offering (“IPO”) completed, with trading commenced on the Nasdaq Global Select Market on September 23, 2021 and net proceeds to the Company of $94.5 million, used, together with cash on hand, to prepay $100 million of term loan.

•Expanded Identity Verification offerings through exclusive partnerships with ID.me to transform background screening through innovative identity verification solutions and with FINRA to serve as the agency’s designated FBI channeler for all financial institutions in the United States.

Josh Peirez, Sterling CEO, said, “I am thrilled with our fourth quarter results as we closed out a record year of revenue and profitability in 2021. We saw broad-based strength in organic constant currency revenue growth and robust adjusted EBITDA margin expansion as we continue to grow our base business, increase cross-sell and up-sell, win new clients, and maintain industry-leading customer retention rates through a focus on customer service, innovation, and technology. The acquisition of EBI complements our core strategy as well and we expect it to be accretive to our financial results. I am very proud of our team for driving the Company’s strong momentum through 2021, and I am excited about our strong start thus far in 2022.”

Fourth Quarter 2021 Results

Revenue for the fourth quarter of 2021 was $173.6 million, an increase of $45.1 million, or 35.1%, as compared to $128.5 million in the fourth quarter of 2020. Revenue growth in the fourth quarter of 2021 included 32.3% organic constant currency revenue growth, 0.5% growth due to the impact of fluctuations in foreign exchange currency rates, and 2.3% inorganic revenue growth from the acquisition of Employment Background Investigations, Inc. (“EBI”). The organic increase in revenue was primarily driven by continued robust growth at existing clients, growth in cross-sell and up-sell, significant new client growth, and strong revenue retention.

GAAP net income for the fourth quarter of 2021 was $2.7 million, or $0.03 per diluted share, compared to GAAP net loss of ($1.0) million, or ($0.01) per diluted share, for the fourth quarter of 2020. The increase in fourth quarter of 2021 GAAP net income was driven primarily by higher revenue and higher operating income compared to the fourth quarter of 2020. GAAP net income margin for the fourth quarter of 2021 was 1.6%, in comparison to GAAP net loss margin of (0.8%) for the fourth quarter of 2020.

Adjusted EBITDA for the fourth quarter of 2021 was $44.0 million, up 57.9% from $27.9 million for the fourth quarter of 2020. Adjusted EBITDA margin for the fourth quarter of 2021 increased to 25.4% from 21.7% for the fourth quarter of 2020.

Adjusted net income for the fourth quarter of 2021 was $22.6 million, up 146.9% from $9.1 million for the fourth quarter of 2020. Adjusted earnings per share for the fourth quarter of 2021 were $0.23 per diluted share, up 130.0% from $0.10 per diluted share for the fourth quarter of 2020.

Full Year 2021 Results

Revenue for full year 2021 was $641.9 million, an increase of $187.8 million, or 41.4%, as compared to $454.1 million for full year 2020. Revenue growth in full year 2021 included 39.0% organic constant currency revenue growth, 1.7% growth due to the impact of fluctuations in foreign exchange currency rates, and 0.7% inorganic revenue growth from the acquisition of EBI. The organic increase in revenue was primarily driven by continued robust growth at existing clients, growth in cross-sell and up-sell, significant new client growth, and strong revenue retention.

GAAP net loss for full year 2021 was ($18.5) million, or ($0.21) per diluted share, compared to GAAP net loss of ($52.3) million, or ($0.59) per diluted share, for full year 2020. The change in full year 2021 GAAP net loss was driven primarily by higher revenue and operating income compared to full year 2020. GAAP net loss margin for full year 2021 was (2.9%), in comparison to GAAP net loss margin of (11.5%) for full year 2020.

Adjusted EBITDA for full year 2021 was $179.2 million, up 79.5% from $99.8 million for full year 2020. Adjusted EBITDA margin for full year 2021 increased to 27.9% from 22.0% for full year 2020.

Adjusted net income for full year 2021 was $92.2 million, up 245.9% from $26.7 million for full year 2020. Adjusted earnings per share for full year 2021 were $0.97 per diluted share, up 223.3% from $0.30 per diluted share for full year 2020.

Balance Sheet and Cash Flow

Sterling’s shares of common stock commenced trading on the Nasdaq Global Select Market on September 23, 2021. Sterling received net proceeds of approximately $94.5 million from its IPO after deducting underwriting discounts and commissions and offering expenses. Additionally, in connection with the consummation of the IPO and effective upon closing of the IPO on September 27, 2021, Sterling amended its revolving credit facility to increase borrowing capacity from $85.0 million to $140.0 million and extend the maturity date from June 19, 2022 to August 11, 2026. As of December 31, 2021, available borrowings under the revolving credit facility, net of letters of credit outstanding, were $139.3 million.

For the twelve months ended December 31, 2021, Sterling generated Net Cash provided by Operating Activities of $68.6 million, compared to $36.2 million in the previous period. For the twelve months ended December 31, 2021, Sterling generated $84.3 million of adjusted free cash flow, adjusted for one-time, cash, non-operating expenses related to the IPO, compared to $19.7 million in the previous period. Capital expenditures in the twelve months ended December 31, 2021 totaled $19.0 million. consisting primarily of software development costs. Sterling ended the fourth quarter of 2021 with cash and cash equivalents of $48.0 million, reflecting the usage of $100 million to pay down the term loan on November 1, 2021 and the usage of $66.3 million to purchase EBI. Sterling ended the fourth quarter of 2021 with a net leverage ratio of 2.6x net debt to Adjusted EBITDA.

Full Year 2022 Guidance

Sterling is providing guidance for full year 2022 as detailed below. The following forward-looking statements reflect Sterling’s expectations as of today’s date. Actual results may differ materially.

• Revenues of $740 million to $755 million

• Adjusted EBITDA of $205 million to $212 million

• Adjusted Net Income of $112 million to $118 million

Revenue guidance includes 10.0 – 12.0% organic constant currency revenue growth, no impact from fluctuations in foreign exchange currency rates, and 5.0 – 5.5% inorganic revenue growth from the acquisition of EBI.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures “Organic constant currency revenue growth,” “Adjusted EBITDA” and “Adjusted Net Income” to their most directly comparable GAAP financial measure because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized.

Conference Call Details

Sterling will hold a conference call to discuss the fourth quarter of 2021 financial results today, March 2, 2022 at 8:30 AM Eastern Time.

Participants may access the conference call by dialing 1-844-200-6205 (U.S.) or +1-929-526-1599 (outside the U.S.) and using conference code 135835 approximately ten minutes before the start of the call. A live audio webcast of the conference call, together with related presentation materials, will also be available on Sterling’s investor relations website at https://investor.sterlingcheck.com under “News & Events”.

A replay, along with the related presentation materials, will be available after the conclusion of the call on Sterling’s investor relations website under “News & Events” or by dialing 1-866-813-9403 (U.S.) or +44-204-525-0658 (outside the U.S.), access code 079034. The telephone replay will be available through Wednesday, March 16, 2022.

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address expectations, guidance, outlook, targets, or projections about the future, including statement’s regarding the Company’s expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance, are forward-looking statements. Forward-looking statements can be identified by forward-looking terminology such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “will” or “would,” or the negative thereof or other variations thereon or comparable terminology. The Company has based these forward-looking statements on current expectations, assumptions, estimates and projections. Such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Sterling’s control. These and other important factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly in the final prospectus filed with the SEC on September 24, 2021, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements, or could affect Sterling’s share price. The forward-looking statements contained in this release are not guarantees of future performance and actual results of operations, financial condition, and liquidity, and the development of the industry in which the Company operates, may differ materially from the forward-looking statements contained in this release. Any forward-looking statement made in this release speaks only as of the date of such statement. Except as required by law, Sterling does not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.

Non-GAAP Financial Information

This report contains “non-GAAP financial measures,” which are financial measures that are not calculated and presented in accordance with GAAP.

Specifically, the Company makes use of the non-GAAP financial measures “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Free Cash Flow,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” “Organic Constant Currency Revenue Growth”, and “Inorganic Revenue Growth” to assess the performance of the Company’s business.

Adjusted EBITDA is a non-GAAP financial measure and defined as net income adjusted for provision for income taxes, interest expense, depreciation and amortization, stock-based compensation, costs related to merger and acquisition activity (“M&A”), IPO costs, optimization and restructuring, technology transformation costs, foreign currency (gains) and losses, and other costs affecting comparability. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue for the applicable period. Adjusted Free Cash Flow is a non-GAAP financial measure and is defined as Net Cash provided by (used in) Operating Activities minus Purchases of property and equipment and Purchases of intangible assets and capitalized software. For the twelve months ended December 31, 2021, the Company has adjusted Free Cash Flow for one-time, cash, non-operating charges related to the completed IPO. The Company presents Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Free Cash Flow because the Company believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of the Company’s core operating performance. Management and the Company’s Board of Directors use Adjusted EBITDA to evaluate the factors and trends affecting the Company’s business to assess the Company’s financial performance and in preparing and approving the Company’s annual budget and believe it is helpful in highlighting trends in the Company’s core operating performance. Further, the Company’s executive incentive compensation is based in part on components of Adjusted EBITDA. Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools and should not be considered in isolation or as substitutes for the Company’s results as reported under GAAP. Adjusted EBITDA excludes items that can have a significant effect on the Company’s profit or loss and should, therefore, be considered only in conjunction with net income (loss) for the period. The Company’s management uses Adjusted EBITDA to supplement GAAP results to evaluate the factors and trends affecting the business to assess the Company’s financial performance and in preparing and approving the Company’s annual budget and believes it is helpful in highlighting trends in the Company’s core operating performance. Because not all companies use identical calculations, these measures may not be comparable to other similarly titled measures of other companies.

Adjusted Net Income is a non-GAAP profitability measure. Adjusted Net Income is defined as net income (loss) adjusted for amortization of acquired intangible assets, stock-based compensation, costs related to acquisition, IPO costs, optimization and restructuring, technology transformation costs, and certain other costs affecting comparability, adjusted for an applicable tax rate. Adjusted Earnings Per Share is defined as Adjusted Net Income divided by diluted weighted average shares for the applicable period. The Company has presented Adjusted Net Income and Adjusted Earnings Per Share because the Company believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding certain material non-cash items and unusual items that the Company does not expect to continue at the same level in the future. The Company’s management believes that the inclusion of supplementary adjustments to net income (loss) applied in presenting Adjusted Net Income provide additional information to investors about certain material non-cash items and about items that the Company does not expect to continue at the same level in the future. Adjusted Net Income and Adjusted Earnings Per Share have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP.

Organic Constant Currency Revenue Growth is a non-GAAP financial measure which is a financial measure that is not calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company calculates Organic Constant Currency Revenue Growth by adjusting for any acquisition activity that contributed revenue in the current period, which was not present in the prior period, and converting the current period revenue at foreign currency exchange rates consistent with the prior period. Organic Constant Currency Revenue Growth has limitations as an analytical tool, and you should not consider such a measure either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. In particular, Organic Constant Currency Revenue Growth does not reflect acquisition activity or the impact of foreign currency exchange rate fluctuations. Inorganic revenue growth is a non-GAAP financial measure defined as the impact to revenue growth in the current period from acquisitions and dispositions that have occurred over the past twelve months.

About Sterling

Sterling—a leading provider of background and identity services—offers background and identity verification to help over 50,000 clients create people- first cultures built on foundations of trust and safety. Sterling’s tech-enabled services help organizations across all industries establish great environments for their workers, partners, and customers. With operations around the world, Sterling conducted more than 95 million background checks in the twelve months ended December 31, 2021.

Contacts

Investors
Judah Sokel
IR@sterlingcheck.com

Media
Jamie Serino
Jamie.Serino@sterlingcheck.com

CONSOLIDATED FINANCIAL STATEMENTS
STERLING CHECK CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
Three Months and Year Ended December 31, 2020 and 2021

	Three Months Ended		Year Ended
(in thousands except share and per share data)	December 31, 2020	December 31, 2021	December 31, 2020	December 31, 2021

REVENUES	$128,503	$173,629	$454,053	$641,884
OPERATING EXPENSES:
Cost of revenues (exclusive of depreciation and amortization below)	63,852	87,357	217,310	313,155
Corporate technology and production systems	11,374	11,888	44,296	44,323
Selling, general and administrative	35,706	45,506	122,554	198,700
Depreciation and amortization	22,758	20,871	91,199	82,064
Impairments of long-lived assets	1,117	334	1,797	3,274
Total operating expenses	134,807	165,956	477,156	641,516
OPERATING (LOSS) INCOME	(6,304)	7,673	(23,103)	368
OTHER EXPENSE (INCOME):
Interest expense, net	7,837	8,016	32,947	30,857
Loss on interest rate swaps	(153)	(168)	9,451	31
Other income	(648)	(498)	(1,646)	(1,532)
Total other expense, net	7,036	7,350	40,752	29,356
(LOSS) INCOME BEFORE INCOME TAXES	(13,340)	323	(63,855)	(28,988)
Income tax benefit	(12,280)	(2,381)	(11,562)	(10,461)
NET (LOSS) INCOME	$(1,060)	$2,704	$(52,293)	$(18,527)
Unrealized gain (loss) on hedged transactions, net of tax	407	53	638	(270)
Foreign currency translation adjustments, net of tax	2,738	277	1,783	(694)
Total other comprehensive income (loss)	3,145	330	2,421	(964)
COMPREHENSIVE INCOME (LOSS)	$2,085	$3,034	$(49,872)	$(19,491)

Net loss per share attributable to stockholders
Basic	$(0.01)	$0.03	$(0.59)	$(0.21)
Diluted	$(0.01)	$0.03	$(0.59)	$(0.21)
Weighted average number of shares outstanding
Basic	88,554,962	93,963,227	88,345,312	90,218,386
Diluted	88,554,962	99,690,693	88,345,312	90,218,386

UNAUDITED CONSOLIDATED BALANCE SHEETS
December 31, 2020 and December 31, 2021

(in thousands, except share and par value amounts)	December 31, 2020	December 31, 2021

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,633	$47,998
Accounts receivable (net of allowance for doubtful accounts of $1,861 and $2,949 as of December 31, 2020 and 2021, respectively)	80,381	127,927
Insurance receivable	750	—
Prepaid expenses	7,273	12,510
Other current assets	7,845	11,563
Total current assets	162,882	199,998
Property and equipment, net	14,130	11,124
Goodwill	831,800	852,536
Intangible assets, net	300,544	297,146
Deferred income taxes	—	4,770
Other noncurrent assets, net	6,762	6,685
TOTAL ASSETS	$1,316,118	$1,372,259
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable	$14,708	$31,127
Litigation settlement obligation	750	—
Accrued expenses	35,899	67,971
Current portion of long-term debt	13,147	6,461
Other current liabilities	21,488	24,361
Total current liabilities	85,992	129,920
Long-term debt, net	602,306	499,107
Deferred income taxes	29,400	28,584
Other liabilities	15,236	5,024
Total liabilities	732,934	662,635
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

Preferred stock ($0.01 par value; 100,000,000 shares authorized; no shares issued or outstanding)	—	—
Common stock ($0.01 par value; 239,600,000 shares authorized; 88,554,962 shares issued and outstanding as of December 31, 2020; and 1,000,000,000 shares authorized; 95,746,975 shares issued and outstanding as of December 31, 2021)	1	68
Additional paid-in capital	770,714	916,578
Common stock held in treasury (107,820 shares as of December 31,2020 and 2021)	(897)	(897)
Accumulated deficit	(187,691)	(206,218)
Accumulated other comprehensive income	1,057	93
Total stockholders’ equity	583,184	709,624
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,316,118	$1,372,259

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended December 31, 2020 and 2021

(in thousands)	December 31, 2020	December 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(52,293)	$(18,527)
Adjustments to reconcile net loss
to net cash provided by operations
Depreciation and amortization	91,199	82,064
Deferred income taxes	(16,952)	(21,996)
Stock-based compensation	3,465	32,580
Impairments of long-lived assets	1,797	3,274
Provision for bad debts	432	1,169
Amortization of financing fees	497	471
Amortization of debt discount	2,357	3,262
Deferred rent	(827)	(1,621)
Unrealized translation loss (gain) on investment in foreign subsidiaries	(597)	(154)
Changes in fair value of derivatives	5,751	(7,422)
Excess payment on contingent consideration for acquisition	—	(1,159)
Changes in operating assets and liabilities
Accounts receivable	165	(40,086)
Insurance receivable	14,250	750
Prepaid expenses	(1,245)	(4,975)
Other assets	797	(3,181)
Accounts payable	(3,470)	12,950
Litigation settlement obligation	(14,250)	(750)
Accrued expenses	(6,396)	30,212
Other liabilities	11,505	1,744
Net cash provided by operating activities	36,185	68,605
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,317)	(3,234)
Purchases of intangible assets and capitalized software	(14,185)	(15,860)
Acquisition of EBI, net of cash acquired	—	(66,323)
Proceeds from disposition of property and equipment	236	41
Net cash used in investing activities	(16,266)	(85,376)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	3,250	2,483
Proceeds from issuance of common stock in IPO, net of underwriting discounts and commissions	—	102,638
Payments of initial public offering issuance costs	—	(7,890)
Capital contribution from certain stockholders	—	15,576
Payments of long-term debt	(6,461)	(113,147)
Repayments of revolving credit facility	(83,800)	—
Borrowings on revolving credit facility	83,800	—
Payment of contingent consideration for acquisition	—	(738)
Payments on equipment capital lease obligations	(7)	(9)
Net cash (used in) provided by financing activities	(3,218)	(1,087)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(367)	(777)
NET CHANGE IN CASH AND CASH EQUIVALENTS	16,334	(18,635)
CASH AND CASH EQUIVALENTS

Beginning of period	50,299	66,633
Cash and cash equivalents at end of period	$66,633	$47,998

SUPPLEMENTAL DISCLOSURES OF CASHFLOW INFORMATION
Cash paid during the period for
Interest, net of capitalized amounts of $375 and $322	$34,658	$30,782
for the years ended December 31, 2020 and 2021, respectively
Income taxes	3,224	5,574
Offering costs included in accounts payable and accrued liabilities	—	225
Noncash investing activities
Purchases of property and equipment in accounts payable and accrued expenses	128	109
Noncash purchase price of business combinations	—	1,445

RECONCILIATION OF CONSOLIDATED NON-GAAP FINANCIAL MEASURES

The following table reconciles reported revenue growth, the most directly comparable GAAP measure, to Organic Constant Currency Revenue Growth for the three months and year ended December 31, 2021.

	Three Months Ended	Year Ended
	December 31,	December 31,
	2021	2021
Reported revenue growth	35.1%	41.4%
Impact from M&A activity (1)	2.3%	0.7%
Impact from foreign currency exchange (2)	0.5%	1.7%
Organic Constant Currency Revenue Growth	32.3%	39.0%

(1) Impact to revenue growth in the current period from acquisitions and dispositions that have occurred over the past twelve months
(2) Impact to revenue growth in the current period from fluctuations in foreign currency exchange rates

The following table reconciles net loss, the most directly comparable GAAP measure, to Adjusted EBITDA for the three months and years ended December 31, 2020 and 2021.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2021	2020	2021
(dollars in thousands)
Net (loss) income	$(1,060)	$2,704	$(52,293)	$(18,527)
Income tax benefit	(12,280)	(2,381)	(11,562)	(10,461)
Interest expense, net	7,837	8,016	32,947	30,857
Depreciation and amortization	22,758	20,871	91,199	82,064
Stock-based compensation	1,708	5,344	3,465	32,580
Transaction expenses(1)	1,406	4,292	3,029	43,046
Restructuring(2)	1,768	655	8,838	4,915
Technology Transformation(3)	2,872	3,950	10,920	13,088
Settlements impacting comparability(4)	2,662	468	2,922	468
(Gain) loss on interest rate swaps(5)	(153)	(168)	9,451	31
Other(6)	383	298	918	1,123
Adjusted EBITDA	$27,901	$44,049	$99,834	$179,184
Adjusted EBITDA Margin	21.7%	25.4%	22.0%	27.9%

(1)    Consists of transaction expenses related to mergers and acquisitions, associated earn-outs, investor management fees in connection with the Fourth Amended and Restated Management Services Agreement and costs related to the IPO. For the three months ended December 31, 2020, the costs consisted primarily of $0.5 million of investor management fees and $0.9 million in M&A transaction costs. For the three months ended December 31, 2021, costs consisted primarily of IPO related expenses of $2.3 million, and $1.9 million in costs related to the EBI acquisition. For the year ended December 31, 2020, costs include $2.0 million in investor management fees and $1.0 million in M&A transaction costs. For the year ended December 31, 2021, IPO related expenses of $38.2 million included $16.8 million of contractual compensation payments to former executives (of which, $15.6 million was funded by certain stockholders), $7.5 million associated with the final settlement of fees in connection with the Fourth Amended and Restated Management Services Agreement, and $13.9 million of professional fees and other related expenses. This period also included $1.9 million in costs related to the acquisition of EBI, $1.4 million of earn-out and performance-based incentive payments associated with an acquisition in 2018, and $1.4 million of investor management fees in connection with the Fourth Amended and Restated Management Services Agreement, associated with the terms prior to the final settlement.
(2) Consists of restructuring-related costs, including executive recruiting and severance charges, and lease termination costs and disposal of fixed assets related to our real estate consolidation efforts. During 2019 and 2020, we executed an extensive restructuring program, significantly strengthening our management team and creating a client-facing industry-specific Vertical organization. This program was completed by the end of 2020 and the final costs related to this program were incurred through the first quarter of 2021. Beginning in 2020, we began executing a virtual-first strategy, closing offices and reducing office space globally. For the three months ended December 31, 2020, the costs primarily comprised of $1.0 million of restructuring-related executive recruiting and severance charges, and $0.8 million related to lease termination costs and write-offs on disposal of fixed assets related to our real estate consolidation program. For the three months ended December 31, 2021, costs of $0.6 million pertain to lease termination costs and write-offs on disposal of fixed assets related to our real estate consolidation program. For the year ended December 31, 2020, costs include approximately $6.7 million of restructuring-related executive recruiting and severance charges, $2.1 million of lease termination costs and write-offs on disposal of fixed assets related to our real estate consolidation program. For the year ended December 31, 2021, costs include $0.5 million of restructuring-related executive recruiting and severance charges and $4.4 million of lease termination costs and write-offs on disposal of fixed assets related to our real estate consolidation program.
(3) Includes costs related to technology modernization efforts. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time restructuring and decommissioning of our on-premise production systems and corporate technological infrastructure and the move to a managed service provider, decommissioning redundant fulfillment systems and modernizing internal functional systems. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business. The significant majority of these are related to the last two phases of Project Ignite, a three-phase strategic investment initiative launched in 2019 to create an enterprise-class global platform, with the remainder related to an investment made to modernize internal functional systems in preparation for our public company infrastructure. For the three months ended December 31, 2020, investment related to Project Ignite was $2.3 million, and additional investment made to modernize internal functional systems was $0.5 million. For the three months ended December 30, 2021, investment related to Project Ignite was $3.5 million, and additional investment made to modernize internal functional systems was $0.4 million. For the years ended December 31, 2020 and 2021, investments related to the last two phases of Project Ignite were $9.0 million and $12.7 million, respectively. Additional investment made to modernize internal functional systems were $1.9 million and $0.4 million in 2020 and 2021, respectively.

(4) Consists of non-recurring settlements impacting comparability. For the three months ended December 31, 2020 and 2021, costs primarily included settlement related to sales tax of $2.3 million and $0.5 million for each period, respectively. For the years ended December 31, 2020 and 2021, costs primarily included settlement related to sales tax of $2.3 million and $0.5 million for each period, respectively. These sales tax costs are discrete and non-recurring in nature, and we do not expect them to occur in future periods.
(5) Consists of (gain) loss on interest rate swaps. See Form 10-K “Part II. Item 7A. Quantitative and Qualitative Disclosures about Market Risk— Interest Rate Risk” for additional information on interest rate swaps.
(6) Consists of costs related to a local government mandate in India, (gain) loss on foreign currency transactions, impairment of capitalized software and other costs outside of the ordinary course of business.

The following table summarizes these costs for the three months and years ended December 31, 2020 and 2021.

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2020	2021	2020	2021
Other
Government mandate	$—	$—	$1,291	$—
(Gain) Loss on foreign currency transactions	$(240)	$109	$(359)	$1,425
Impairment of capitalized software	$623	$189	$695	$219
Duplicate fulfillment charges	$—	$—	$(709)	$(521)
Total	$383	$298	$918	$1,123

The following table presents the calculation of Net Loss Margin and Adjusted EBITDA Margin for the three months and years ended December 31, 2020 and 2021.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2021	2020	2021
(dollars in thousands)
Net (loss) income	$(1,060)	$2,704	$(52,293)	$(18,527)
Adjusted EBITDA	$27,901	$44,049	$99,834	$179,184
Revenues	$128,503	$173,629	$454,053	$641,884
Net (loss) income margin	(0.8)%	1.6%	(11.5)%	(2.9)%
Adjusted EBITDA margin	21.7%	25.4%	22.0%	27.9%

The following tables reconcile net loss, the most directly comparable GAAP measure, to Adjusted Net Income and Adjusted Earnings Per Share for the three months and years ended December 31, 2020 and 2021.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2021	2020	2021
(in thousands, except per share amounts)
Net (loss) income	$(1,060)	$2,704	$(52,293)	$(18,527)
Income tax benefit	(12,280)	(2,381)	(11,562)	(10,461)
(Loss) income before income taxes	(13,340)	323	(63,855)	(28,988)
Amortization of acquired intangible assets	15,056	13,545	60,346	52,777
Stock-based compensation	1,708	5,344	3,465	32,580
Transaction expenses(1)	1,406	4,292	3,029	43,046
Restructuring(2)	1,768	655	8,838	4,915
Technology Transformation(3)	2,872	3,950	10,920	13,088
Settlements impacting comparability(4)	2,662	468	2,922	468
(Gain) loss on interest rate swaps(5)	(153)	(168)	9,451	31
Other(6)	383	298	918	1,123
Adjusted Net Income before income tax effect	12,362	28,707	36,034	119,040
Income tax effect(7)	3,214	6,123	9,369	26,808
Adjusted Net Income	$9,148	$22,584	$26,665	$92,232
Net (loss) income per share-diluted	$(0.01)	$0.03	$(0.59)	$(0.21)
Adjusted Earnings Per Share-basic	0.10	0.24	0.30	1.02
Adjusted Earnings Per Share-diluted	0.10	0.23	0.30	0.97

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except share and per share amounts)	2020	2021	2020	2021
Net (loss) income	$(1,060)	$2,704	$(52,293)	$(18,527)
Undistributed losses (income) allocated to stockholders	$(1,060)	$2,704	$(52,293)	$(18,527)

Weighted average number of shares outstanding – basic	88,554,962	93,963,227	88,345,312	90,218,386
Weighted average number of shares outstanding – diluted	88,554,962	99,690,693	88,345,312	90,218,386
Net (loss) income per share – basic	$(0.01)	$0.03	$(0.59)	$(0.21)
Net (loss) income per share – diluted	(0.01)	0.03	(0.59)	(0.21)

Adjusted Net Income	$9,148	$22,584	$26,665	$92,232
Less: Undistributed amounts allocated to participating securities	13	—	9	—
Undistributed adjusted earnings allocated to stockholders	$9,135	$22,584	$26,656	$92,232

Weighted average number of shares outstanding – basic	88,554,962	93,963,227	88,345,312	90,218,386
Weighted average number of shares outstanding – diluted	88,637,301	99,690,693	88,419,588	95,082,550
Adjusted earnings per share - basic	$0.10	$0.24	$0.30	$1.02
Adjusted earnings per share - diluted	0.10	0.23	0.30	0.97

The following table presents the calculation of Adjusted Diluted Earnings Per Share for the periods presented.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2021	2020	2021
Net (loss) income per share – diluted	$(0.01)	$0.03	$(0.59)	$(0.21)
Adjusted Net Income adjustments per share
Income tax benefit	(0.14)	(0.02)	(0.13)	(0.11)
Amortization of acquired intangible assets	0.17	0.14	0.68	0.56
Stock-based compensation	0.02	0.05	0.04	0.34
Transaction expenses(1)	0.02	0.04	0.03	0.46
Restructuring(2)	0.02	0.01	0.10	0.05
Technology Transformation(3)	0.03	0.04	0.12	0.14
Settlements impacting comparability(4)	0.03	—	0.03	0.01
(Gain) loss on interest rate swaps(5)	—	—	0.11	—
Other(6)	—	—	0.01	0.01
Income tax effect(7)	(0.04)	(0.06)	(0.10)	(0.28)
Adjusted earnings per share - diluted	$0.10	$0.23	$0.30	$0.97

Weighted average number of shares outstanding used in computation of Adjusted Diluted Earnings Per Share:
Weighted average number of shares outstanding – diluted (GAAP)	88,554,962	99,690,693	88,345,312	90,218,386
Options not included in weighted average number of shares outstanding – diluted (GAAP) (using treasury stock method)	82,339	—	74,276	4,864,164
Weighted average number of shares outstanding – diluted (non-GAAP) (using treasury stock method)	88,637,301	99,690,693	88,419,588	95,082,550

(1) Consists of transaction expenses related to mergers and acquisitions, associated earn-outs, investor management fees, and costs related to the IPO.
(2) Consists of restructuring-related costs, including executive recruiting and severance charges, and lease termination costs and disposal of fixed assets related to our real estate consolidation efforts. During 2019 and 2020, we executed an extensive restructuring program, significantly strengthening our management team and creating a client-facing industry-specific Vertical organization. This program was completed by the end of 2020 and the final costs related to this program were incurred through the first quarter of 2021. Beginning in 2020, we began executing a virtual-first strategy, closing offices and reducing office space globally.
(3) Includes costs related to technology modernization efforts. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time restructuring and decommissioning of our on-premise production systems and corporate technological infrastructure and the move to a managed service provider, decommissioning redundant fulfillment systems and modernizing internal functional systems. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business. The significant majority of these are related to the last two phases of Project Ignite, with the remainder related to an investment made to modernize internal functional systems in preparation for our public company infrastructure. Project Ignite is expected to be completed by the fourth quarter of 2022.
(4) Consists of non-recurring settlements impacting comparability.
(5) Consists of (gain) loss on interest rate swaps. See Form 10-K “Part II. Item 7A. Quantitative and Qualitative Disclosures about Market Risk— Interest Rate Risk” for additional information on interest rate swaps.
(6) Consists of costs related to a local government mandate in India, (gain) loss on foreign currency transactions, impairment of capitalized software and other costs outside of the ordinary course of business.

The following table summarizes these costs for the three months and years ended December 31, 2020 and 2021.

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2020	2021	2020	2021
Other
Government mandate	$—	$—	$1,291	$—
(Gain) Loss on foreign currency transactions	$(240)	$109	$(359)	$1,425
Impairment of capitalized software	$623	$189	$695	$219
Duplicate fulfillment charges	$—	$—	$(709)	$(521)
Total	$383	$298	$918	$1,123

(7) Effective tax rates of 26%, 21%, and 23% have been used to compute Adjusted Net Income for the 2020 periods, the three months ended December 31, 2021, and the twelve months ended December 31, 2021, respectively. As of December 31, 2021, The Company has $80.7 million of US federal net operating loss carryforwards, $73.1 million that expire between 2026 and 2036 and $7.6 million that do not expire. The Company has a total of $5.4 million of deferred tax asset for US state net operating loss carryforwards, certain of which have various expiration periods from 2022 to 2040 and certain of which do not expire. The Company has $2.8 million of deferred tax asset for foreign net operating loss carryforwards that do not expire. The amount of actual cash taxes the Company pays for federal, state, and foreign income taxes differs significantly from the effective income tax rate computed in accordance with GAAP, and from the normalized rate shown above.

For further detail, see footnotes of Form 10-K in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The following table reconciles net cash flow provided by operating activities, the most directly comparable GAAP measure, to adjusted free cash flow for the years ended December 31, 2020 and 2021.

	Year Ended
	December 31,
(in thousands)	2020	2021
Net Cash provided by Operating Activities	$36,185	$68,605
Total IPO adjustments (1)	—	34,777
Purchases of intangible assets and capitalized software	(14,185)	(15,860)
Purchases of property and equipment	(2,317)	(3,234)
Adjusted Free Cash Flow	$19,683	$84,288

(1) Includes one-time, cash, non-operating charges related to the IPO. Costs included are $16.8 million of contractual compensation payments to former executives, of which, $15.6 million was funded by certain stockholders, $7.5 million final settlement of investor management fees in connection with the Fourth Amended and Restated Management Services Agreement, and $10.5 million related primarily to professional fees and other expenses.